EXHIBIT 5.1

lawyers@saul.com www.saul.com
April 1, 2008
OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, NY 11747
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-3 (collectively with any amendments thereto, the “Registration Statement”) of OSI Pharmaceuticals, Inc., a Delaware corporation, which will be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $200,000,000 aggregate principal amount of 3% Convertible Senior Subordinated Notes due 2038 (the “Notes”) and the 4,470,273 shares of common stock, par value $.01 per share, issuable upon conversion of the Notes (the “Shares” and together with the Notes, the “Securities”).
     We have examined the Registration Statement and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.
     Based on the foregoing, it is our opinion that:
     1. The Notes are the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which the Notes were issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or state law, (y) the validity, legally binding effect or enforceability of Section 4.01(j) of the Indenture or any related provision in the Indenture that requires or relates to adjustments to the conversion rate of the Notes in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.
     2. The Underlying Shares issuable upon conversion of the Notes, when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ SAUL EWING LLP